Exhibit 99.1

Summit Materials Announces Fourth Quarter 2015 Results

Denver, Colorado (February 11, 2016) — Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, announces results for the fourth quarter and full year of 2015. In the fourth quarter of 2015, the Company introduced a Cement Segment as a new segment and reclassified its segments into West, East and Cement. All historical financial information presented in this press release reflects such change. The Company has posted supplementary materials to its investor relations website.

Highlights – Fourth Quarter 2015 Compared to Fourth Quarter 2014:

•	Aggregates volume and price up 8.0% and 7.3%, respectively; organic price up 6.9%

•	Cement volume and price up 129.3% and 24.7%, respectively

•	Net revenue increased 22.3%, with growth in all segments, primarily from acquisitions

•	Adjusted net income of $34.4 million, or Adjusted EPS of $0.34

•	Net income attributable to Summit Materials, Inc. of $23.4 million, or EPS of $0.47

•	Adjusted EBITDA grew 44.9% to $90.3 million

•	Issued $300.0 million aggregate principal amount of 6.125% Senior Notes due 2023

•	Redeemed $153.8 million aggregate principal amount of outstanding 10 1/2% Senior Notes due 2020 (“2020 Notes”)

Highlights – Full Year 2015 Compared to Full Year 2014:

•	Volume and price increased across most lines of business

•	Net revenue increased 20.5%, led by West and Cement Segments

•	Adjusted net income of $74.7 million

•	Net income attributable to Summit Materials, Inc. of $27.7 million

•	Adjusted EBITDA increased 52.1% to $287.5 million

•	Gross margin improved 460 basis points

•	Redeemed entire $625.0 million aggregate principal amount of the 2020 Notes

•	Reduced interest expense by $2.1 million to $84.6 million

•	After the close of full year 2015, in February 2016, Summit acquired American Materials Company (“AMC”), an aggregates company headquartered in Wilmington, NC. The acquisition expanded Summit’s geographic reach into the high-growth coastal North and South Carolina markets through five strategically positioned sand and gravel operations, with an estimated 40.5 million tons of combined aggregates reserves.

Tom Hill, CEO of Summit, stated, “2015 marked a significant year of progress for our company, in which we meaningfully enhanced our materials exposure, improved our capital position and met or exceeded nearly all our core operating metrics. During the year, we increased our Adjusted EBITDA margin by approximately 460 basis points primarily driven by organic price improvement in each of our lines of business and the successful integration of our accretive acquisitions, especially in cement. In our core aggregates business we finished strong with fourth quarter volume up 8.0% and organic price up 6.9%, representing the fourth straight quarter of improved pricing. In cement, we more than doubled our shipments in the fourth quarter and capitalized on positive pricing opportunities in our markets, while further solidifying our strategic position in the upper Midwest. In our ready-mix and asphalt businesses our fourth quarter gross margin improved 500 basis points reflecting the benefits of our vertically integrated businesses. This collective improvement demonstrates the strength of our materials based-strategy, which focuses on securing attractively positioned reserves in well-structured markets, with selective downstream exposure.”

Mr. Hill continued, “We are pleased with the positive momentum in our business during 2015. The fundamentals in our markets remain quite positive for private construction activity, and we believe we are still in the early stages of the U.S. construction recovery. Additionally, our infrastructure end markets are poised to potentially benefit from the recent passage of the five-year highway bill, the FAST Act, in December 2015. The enhanced visibility of the FAST Act provides a catalyst for states to embark on larger scale and more material-intensive projects. Specifically in Texas, our markets continue to exhibit positive economic growth, population influxes and increased spending on infrastructure. As we move forward in 2016 we believe we are on firm footing to execute on our growth, price and cost initiatives to deliver on our Adjusted EBITDA expectations.”

Brian Harris, CFO of Summit, stated, “During 2015, we generated positive cash flow on our expanding operations and improved our credit metrics. Our upsized bond offering in late 2015 was met with strong demand and provided us with an attractive source of funds to refinance our debt and lower our cost of capital. We invested wisely in our capacity and equipment to enhance our ability to serve customers and support pricing initiatives, with our capex representing 6.9% of net revenue in 2015. We ended the year with a prudently levered balance sheet and ample capital resources to continue executing our strategic growth initiatives in a disciplined manner. We are pleased with our financial progress and into 2016 we remain committed to further increasing our Adjusted EBITDA to produce additional cash flow and generate value for stockholders.”

Reporting Region Reclassification into West, East and Cement Segments

Summit’s segment data reflects the reclassification of its operating and reporting segments in the fourth quarter of 2015 into the West, East and Cement Segments, which replaces the former West, Central and East Region segment composition.

•	The West Region – unchanged

•	The East Region – combines the former East and Central Regions, excluding the cement business

•	Cement Segment – represents the cement business

Mr. Hill commented, “Our revised reporting segments reflect the increased significance of our business to cement, primarily attributable to the acquisition of the Davenport cement plant assets in July 2015. The acquisition approximately doubled our cement capacity and has already begun to contribute favorably to our results.”

Fourth Quarter 2015 Operating Results

In the fourth quarter of 2015, net revenue increased 22.3% to $359.5 million, compared to $294.0 million in the prior year quarter. The improvement in net revenue was primarily attributable to an increase in volumes and price in aggregates and cement. Net revenue growth from acquisitions for the West Segment was $15.7 million compared to the prior year quarter.

Adjusted EBITDA grew 44.9% to $90.3 million, compared to $62.3 million in the prior year quarter, with growth in all segments. As a percentage of net revenue, Adjusted EBITDA improved to 25.1%, compared to 21.2% in the prior year quarter. Adjusted EBITDA by segment in the fourth quarter 2015 compared to the prior year quarter was as follows:

•	The West Segment increased $9.1 million, or 30.3%, primarily driven by volume and price growth across all lines of business and the impact of acquisitions in our Utah-based market.

•	The East Segment improved $4.7 million, or 19.0%, mainly as a result of a higher mix of revenue from aggregates, along with volume and price growth in aggregates and ready-mixed concrete.

•	The Cement Segment grew $18.1 million, or 141.4%, largely attributable to higher volume and price due to the favorable impact of the Davenport cement plant acquisition and stronger end market demand.

Gross profit increased 40.7% to $130.7 million, compared to $92.9 million in the prior year quarter. As a percentage of net revenue, gross margin improved to 36.3%, compared to 31.6% in the prior year quarter, primarily attributable to improved profitability in aggregates and products, a higher mix of revenue from cement as a result of acquisition activity and lower energy costs.

•	Aggregates Results – Net revenue from aggregates increased 15.7% to $57.1 million. Aggregates volumes grew 8.0% driven by 4.4% organic volume growth and the remainder attributable to acquisitions. Aggregates organic price increased 6.9% with the improvement due to higher prices in all segments. Gross margin from aggregates increased to 65.1%, compared to 54.5% in the prior year quarter.

•	Cement Results – Net revenue from cement grew 194.0% to $70.0 million. Cement volume and price increased 129.3% and 24.7%, respectively, mainly attributable to the acquisition of the Davenport cement plant and overall improved market pricing. Gross margin from cement was 45.6%, compared to 61.9% in the prior year quarter due to the timing of major repair and maintenance expense and customer mix.

•	Products Results – Net revenue from products increased 10.3% to $168.5 million. Ready-mixed concrete volumes were up 7.9% primarily attributable to stronger demand and acquisitions. Ready-mixed concrete price increased 3.4%, largely benefitting from the pass through of higher cement prices. Asphalt price rose 1.1% mainly due to geographic mix with volume off 2.6% due to unfavorable weather in our East Segment. Gross margin from products expanded to 25.4%, compared to 20.4% in the prior year quarter.

Adjusted net income in the fourth quarter 2015 was $34.4 million, or Adjusted EPS of $0.34 per diluted share of Class A common stock. Before adjustments, net income attributable to Summit Materials, Inc. in the fourth quarter 2015 was $23.4 million, or EPS of $0.47 per diluted share of Class A common stock. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of noncontrolling interests, including LP Units, are not included in basic or diluted earnings per share.

Full Year 2015 Operating Results

In the full year 2015, net revenue increased 20.5% to $1,290.0 million. The increase in net revenue was primarily attributable to an increase in volumes and price across most of our lines of business, led by the West and Cement Segments. Net revenue growth from acquisitions was $108.3 million compared to the prior year, excluding the Cement Segment.

Adjusted EBITDA increased 52.1% to $287.5 million, with growth in all segments. As a percentage of net revenue, Adjusted EBITDA improved to 22.3%, compared to 17.7% in the prior year.

Gross profit grew 39.3% to $441.7 million. As a percentage of net revenue, gross margin improved to 34.2%, compared to 29.6% in the prior year, primarily reflecting improved profitability in aggregates, cement and products, in addition to a higher mix of revenue from aggregates and cement as a result of organic improvements and acquisition activity.

Adjusted net income for the full year 2015 was $74.7 million, or $0.76 per diluted share of Class A common stock. Before adjustments, net income attributable to Summit Materials, Inc. was $27.7 million, or $0.52 per diluted share of Class A common stock.

Liquidity and Capital Resources

In November 2015, Summit issued $300.0 million aggregate principal amount of 6.125% Senior Notes due 2023. The Company used a portion of the net proceeds from the issuance of the senior notes to redeem the remaining $153.8 million aggregate principal amount of its outstanding 2020 Notes and to pay related fees and expenses, with the remainder of net proceeds available for general corporate purposes and growth initiatives.

At January 2, 2016, the Company had cash of $186.4 million and total outstanding debt of $1,291.9 million. As of January 2, 2016, the Company’s borrowing capacity was $210.6 million under its $235.0 million revolving credit facility, excluding $24.4 million outstanding letters of credit.

In December 2015, Summit declared and paid a stock dividend of 0.015 shares of the Company’s Class A common stock for each outstanding share of Class A common stock. As of January 2, 2016, Summit had 49,745,944 shares of Class A common stock or 100,051,678 assuming conversion of the outstanding LP Units.

Full Year 2016 Outlook

For the full year 2016, based on current market conditions Summit expects to generate Adjusted EBITDA in the range of $325.0 million to $345.0 million, compared to Adjusted EBITDA of $287.5 million in 2015. The Adjusted EBITDA growth outlook assumes organic improvement, along with the residual impact of acquisitions completed since the beginning of 2015 through today, including the acquisition of AMC in early February 2016.

Summit continues to target approximately $30.0 million of annualized Adjusted EBITDA per year from acquisitions. At this time, the full year 2016 Adjusted EBITDA outlook range of $325.0 million to $345.0 million excludes the potential upside from any future acquisitions due to the unspecified closing dates of any future acquisitions, the timing of which will impact the magnitude of acquired Adjusted EBITDA realized in 2016.

Webcast and Conference Call Information

Summit will conduct a conference call at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Thursday, February 11, 2016 to review fourth quarter and full year 2015 results, discuss recent events, and conduct a question-and-answer period. A webcast of the conference call and presentation slides to be referred to on the call will be available in the Investors section of Summit’s website at

investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the telephone conference call:

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	96807825

To listen to a replay of the telephone conference call:

Domestic:	1-877-870-5176
International:	1-858-384-5517
Conference ID:	13628697

The playback recording can be accessed through March 11, 2016

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mixed concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has completed more than 35 acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.

For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The rules of the SEC regulate the use in filings with the SEC of “non-GAAP financial measures,” such as adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit, gross revenue, free cash flow and Further Adjusted EBITDA, which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Further Adjusted EBITDA is defined in our senior secured credit facilities and used to measure compliance with covenants, including interest coverage and debt incurrence, and is used to measure our debt incurrence and restricted payment capacity under the indenture governing our senior notes. Our adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit, net revenue, free cash flow and Further Adjusted EBITDA, may vary from the use of such terms by others and should not be considered as alternatives to net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA and Further Adjusted EBITDA and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA and Further Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; (iv) income tax payments we are required to make; and (v) any cash requirements for the replacement cost of assets being depreciated or amortized. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA and Further Adjusted EBITDA only supplementally.

Adjusted EBITDA, Further Adjusted EBITDA, gross profit, adjusted net income, Adjusted EPS and free cash flow reflect an additional way of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. However, non-GAAP financial measures should not be construed as being more important than other comparable U.S. GAAP financial measures and should be considered in conjunction with the U.S. GAAP measures. In addition, non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the macroeconomic outlook for our markets, potential acquisition activity, our estimated and projected earnings, margins, costs, expenditures, cash flows, sales volumes and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our prospectus filed with the SEC on August 7, 2015. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	2015	2014
Revenue:
Product	$1,043,843	$806,280
Service	246,123	264,325

Net revenue	1,289,966	1,070,605
Delivery and subcontract revenue	142,331	133,626

Total revenue	1,432,297	1,204,231

Cost of revenue (excluding items shown separately below):
Product	676,457	566,986
Service	171,857	186,548

Net cost of revenue	848,314	753,534
Delivery and subcontract cost	142,331	133,626

Total cost of revenue	990,645	887,160

General and administrative expenses	177,769	150,732
Goodwill impairment	—	—
Depreciation, depletion, amortization and accretion	119,723	87,826
Transaction costs	9,519	8,554

Operating income (loss)	134,641	69,959
Other income, net	(2,425)	(3,447)
Loss on debt financings	71,631	—
Interest expense	84,629	86,742

Loss from continuing operations before taxes	(19,194)	(13,336)
Income tax benefit	(18,263)	(6,983)

Loss from continuing operations	(931)	(6,353)
(Income) loss from discontinued operations	(2,415)	(71)

Net income (loss)	1,484	(6,282)
Net (loss) income attributable to noncontrolling interest in subsidiaries	(1,826)	2,495

Net loss attributable to Summit Holdings (1)	(24,408)	$(8,777)

Net income attributable to Summit Materials, Inc.	$27,718

Net loss per share of Class A common stock:
Basic	$0.73
Diluted	$0.52
Weighted average shares of Class A common stock:
Basic	38,231,689
Diluted	88,336,574

(1)	Represents portion of business owned by private interests

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

Assets	2015	2014
Current assets:
Cash and cash equivalents	$186,405	$13,215
Accounts receivable, net	145,544	141,302
Costs and estimated earnings in excess of billings	5,690	10,174
Inventories	130,082	111,553
Other current assets	4,807	16,005

Total current assets	472,528	292,249

Property, plant and equipment	1,269,006	950,601
Goodwill	596,397	419,270
Intangible assets	15,005	17,647
Other assets	43,243	32,886

Total assets	$2,396,179	$1,712,653

Liabilities, Redeemable Noncontrolling Interest and Stockholders' Equity/Partners' Interest
Current liabilities:
Current portion of debt	$6,500	$5,275
Current portion of acquisition-related liabilities	20,584	18,402
Accounts payable	81,397	78,854
Accrued expenses	92,942	101,496
Billings in excess of costs and estimated earnings	13,081	8,958

Total current liabilities	214,504	212,985

Long-term debt	1,273,652	1,043,685
Acquisition-related liabilities	39,977	42,736
Other noncurrent liabilities	100,186	92,524

Total liabilities	1,628,319	1,391,930

Redeemable noncontrolling interest	—	33,740
Stockholders' equity/partners' interest:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 49,745,944 shares issued and outstanding as of January 2, 2016	497	—
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 69,007,297 shares issued and outstanding as of January 2, 2016	690	—
Partners' interest	—	285,685
Additional paid-in capital	619,003	—
Accumulated earnings	10,870	—
Accumulated other comprehensive loss	(2,795)	—

Stockholders' equity/partners' interest:	628,265	285,685
Noncontrolling interest in consolidated subsidiaries	1,362	1,298
Noncontrolling interest in Summit Materials, Inc.	138,233	—

Total stockholders' equity/partners' interest	767,860	286,983

Total liabilities, redeemable noncontrolling interest and stockholders' equity/partners' interest	$2,396,179	$1,712,653

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	2015	2014
Cash flow from operating activities:
Net income (loss)	$1,484	$(6,282)
Adjustments to reconcile net loss to net cash used inoperating activities:
Depreciation, depletion, amortization and accretion	125,019	95,463
Share-based compensation expense	19,899	2,235
Deferred income tax benefit	(19,838)	(5,927)
Net gain on asset disposals	(23,087)	6,500
Goodwill impairment	—	—
Net gain on debt financings	(9,877)	—
Other	(1,629)	(957)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	3,852	(10,366)
Inventories	4,275	(3,735)
Costs and estimated earnings in excess of billings	6,604	1,359
Other current assets	11,438	(3,997)
Other assets	(1,369)	4,767
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	(4,241)	(6,455)
Accrued expenses	(14,354)	13,311
Billings in excess of costs and estimated earnings	1,313	(305)
Other liabilities	(1,286)	(6,373)

Net cash provided by operating activities	98,203	79,238

Cash flow from investing activities:
Acquisitions, net of cash acquired	(510,017)	(397,854)
Purchases of property, plant and equipment	(88,950)	(76,162)
Proceeds from the sale of property, plant and equipment	13,110	13,366
Other	1,510	(630)

Net cash used for investing activities	(584,347)	(461,280)

Cash flow from financing activities:
Proceeds from equity offerings	1,037,444	—
Capital issuance costs	(61,609)	—
Capital contributions by partners	—	24,350
Proceeds from debt issuances	1,748,875	762,250
Debt issuance costs	(14,246)	(9,085)
Payments on debt	(1,505,486)	(389,270)
Purchase of noncontrolling interests	(497,848)	—
Payments on acquisition-related liabilities	(18,056)	(10,935)
Distributions from partnership	(28,736)	—
Other	(1)	(88)

Net cash provided by financing activities	660,337	377,222

Impact of cash on foreign currency	(1,003)	(149)
Net increase (decrease) in cash	173,190	(4,969)

Cash and cash equivalents – beginning of period	13,215	18,184

Cash and cash equivalents – end of period	$186,405	$13,215

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Twelve months ended
	January 2,	December 27,	January 2,	December 27,
	2016	2014	2016	2014
Net Revenue by Segment
West	$182,763	$167,958	$719,485	$608,671
East	101,902	97,809	374,997	356,361
Cement	74,867	28,273	195,484	105,573

Net Revenue	$359,532	$294,040	$1,289,966	$1,070,605

Net Revenue by Line of Business
Materials
Aggregates	$57,144	$49,389	$219,040	$161,497
Cement (1)	69,957	23,794	175,751	89,910
Products	168,532	152,746	649,052	554,873

Materials and Products	295,633	225,929	1,043,843	806,280

Services	63,899	68,111	246,123	264,325

Net Revenue	$359,532	$294,040	$1,289,966	$1,070,605

Gross Profit
Materials
Aggregates	$37,228	$26,931	$130,163	$87,799
Cement (1)	31,913	14,724	83,804	42,113
Products	42,812	31,107	162,466	115,810
Services	18,702	20,098	65,219	71,349

Gross Profit	$130,655	$92,860	$441,652	$317,071

(1)	Revenue for the cement line of business excludes revenue associated with the processing of hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants. The revenue associated with waste processing is included in services. The cement segment gross profit includes the earnings from the waste processing operations.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Twelve months ended
Total Volume	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014
Aggregates (tons)	8,348	7,728	32,297	25,413
Cement (tons)	633	276	1,733	1,049
Ready-mixed concrete (cubic yards)	913	846	3,406	2,814
Asphalt (tons)	1,070	1,098	4,359	4,271

	Three months ended		Twelve months ended
Pricing	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014
Aggregates (per ton)	$9.42	$8.78	$9.19	$8.97
Cement (per ton)	112.76	90.42	104.94	90.01
Ready-mixed concrete (per cubic yards)	104.82	101.41	102.92	97.72
Asphalt (per ton)	58.15	57.54	57.67	55.62

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	8.0%	7.3%	27.1%	2.5%
Cement (per ton)	129.3%	24.7%	65.2%	16.6%
Ready-mixed concrete (per cubic yards)	7.9%	3.4%	21.0%	5.3%
Asphalt (per ton)	(2.6)%	1.1%	2.1%	3.7%

Year over Year Comparison	Volume	Pricing	Volume	Pricing
(Excluding acquisitions)
Aggregates (per ton)	4.4%	6.9%	5.2%	5.8%
Cement (per ton)	*	*	*	*
Ready-mixed concrete (per cubic yards)	3.1%	2.6%	3.6%	4.5%
Asphalt (per ton)	(9.3)%	1.4%	(1.7)%	3.6%

*	Davenport Assets were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the results.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands)

	Three months ended January 2, 2016
	Volumes	Pricing	Gross Revenue by Product	Intercompany Elimination/Delivery	Net Revenue
Aggregates	8,348	$9.42	$78,624	$(21,480)	$57,144
Cement	633	112.76	71,424	(1,467)	69,957

Materials			$150,048	$(22,947)	$127,101
Readymix	913	104.82	95,676	267	95,943
Asphalt	1,070	58.15	62,256	(32)	62,224
Other Products			74,723	(64,358)	10,365

Products			$232,655	$(64,123)	$168,532

	Twelve months ended January 2, 2016
	Volumes	Pricing	Gross Revenue by Product	Intercompany Elimination/Delivery	Net Revenue
Aggregates	32,297	$9.19	$296,960	$(77,919)	$219,041
Cement	1,733	104.94	181,901	(6,151)	175,750

Materials			$478,861	$(84,070)	$394,791
Readymix	3,406	102.92	350,554	(293)	350,261
Asphalt	4,359	57.67	251,363	(182)	251,181
Other Products			303,934	(256,324)	47,610

Products			$905,851	$(256,799)	$649,052

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Further Adjusted EBITDA and present Adjusted EBITDA by segment for the three and twelve months ended January 2, 2015 and December 27, 2014.

	Three months ended		Twelve months ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014
Net income (loss)	$47,416	$4,468	$1,484	$(6,282)
Interest expense	22,398	24,187	84,629	86,742
Income tax benefit	(5,795)	(4,485)	(18,263)	(6,983)
Depreciation, depletion and amortization	32,632	23,653	118,321	86,955

EBITDA	$96,651	$47,823	$186,171	$160,432

Accretion	273	223	1,402	871
Initial public offering costs	—	—	28,296	—
Loss on debt financings	7,318	—	71,631	—
Discontinued operations	(1,600)	285	(2,415)	(71)
Acquisition transaction expenses	1,475	817	9,519	8,554
Management fees and expenses	—	1,678	1,046	4,933
Non-cash compensation	1,310	489	5,448	2,235
(Gain) loss on disposal and impairment of assets	(16,561)	8,769	(16,561)	8,735
Other	1,463	2,235	2,991	3,344

Adjusted EBITDA	$90,329	$62,319	$287,528	$189,033

EBITDA for certain completed acquisitions			20,450	23,105

Further Adjusted EBITDA			$307,978	$212,138

Adjusted EBITDA by Segment
West	$39,314	$30,167	$150,764	$102,272
East	29,545	24,821	92,303	73,822
Cement	30,948	12,820	74,845	35,133
Corporate	(9,478)	(5,489)	(30,384)	(22,194)

Adjusted EBITDA	$90,329	$62,319	$287,528	$189,033

The table below reconciles our net income per share attributable to Summit Materials, Inc. to adjusted earnings per share for the three and twelve months ended January 2, 2016.

Reconciliation of Net Income Per Share to Adjusted EPS	January 2, 2016
	Three months ended		Twelve months ended
(in thousands, except share and per share amounts)	Net Income	Per Share	Net Income	Per Share
Net income attributable to Summit Materials, Inc.	$23,363	$0.23	$27,718	$0.28
Adjustments:
Net income attributable to noncontrolling interest	23,962	0.24	(24,408)	(0.25)
Initial public offering costs	—	—	28,296	0.29
Loss on debt financings, net of tax	3,671	0.04	59,696	0.61
Gain on transfer of Bettendorf assets	(16,561)	(0.17)	(16,561)	(0.17)

Adjusted diluted net income	$34,435	$0.34	$74,741	$0.76

Weighted-average shares:
Class A common stock	49,745,910		38,231,689
LP Units outstanding	50,306,370		59,911,631

Adjusted diluted shares	100,052,280		98,143,320

The following table reconciles operating income to gross profit for the three and twelve months ended January 2, 2015 and December 27, 2014.

	Three months ended		Twelve months ended
Reconciliation of Operating Income (Loss) to Gross Profit	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014
(in thousands)
Operating income	$67,990	$23,307	$134,641	$69,959
General and administrative expenses	28,285	44,860	177,769	150,732
Depreciation, depletion, amortization and accretion	32,905	23,876	119,723	87,826
Transaction costs	1,475	817	9,519	8,554

Gross Profit	$130,655	$92,860	$441,652	$317,071

Gross Margin(1)	36.3%	31.6%	34.2%	29.6%

(1)	Gross margin is defined as gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three and twelve months ended January 2, 2015 and December 27, 2014.

	Three months ended		Twelve months ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014
Net income (loss)	$47,416	$4,468	$1,484	$(6,282)
Non- cash items	(9,467)	28,308	90,487	97,314

Net income adjusted for non-cash items	37,949	32,776	91,971	91,032
Change in working capital accounts	79,181	57,298	6,232	(11,794)

Net cash provided by operating activities	117,130	90,074	98,203	79,238
Capital expenditures, net of asset sales	(15,051)	(8,127)	(75,840)	(62,796)

Free cash flow	$102,079	$81,947	$22,363	$16,442

Contact:

Investor Relations:

303-515-5159

Investorrelations@summit-materials.com

Media Contact:

303-515-5158

mediarelations@summit-materials.com